PROSPECTUS SUPPLEMENT DATED AUGUST 22, 2000
                      (TO PROSPECTUS DATED AUGUST 3, 2000)

                                                               Filed Pursuant to
                                                          Rule 424(b)(3) and (c)
                                                   Commission File No. 333-37378
                                  21,682 SHARES

                                  COMMON STOCK

          This prospectus supplement supplements the prospectus dated August 3, 2000, relating to the public offering and sale of 21,682 shares of common stock of Advanced Energy Industries, Inc., which shares were issued in connection with the acquisition by Advanced Energy of Noah Holdings, Inc.

          The shares subject to the prospectus and this prospectus supplement may be sold by the current holders of the shares or by pledgees, donees, transferees or other successors in interest that receive the shares as a gift, partnership distribution or other non-sale related transfer. This prospectus supplement should be read in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not defined in this prospectus supplement have the meanings specified in the prospectus.

                              SELLING STOCKHOLDERS

          Gary Hultquist and Hultquist Capital LLC have advised Advanced Energy that they have transferred an aggregate of 21,682 shares of common stock of Advanced Energy to Prudential Securities Incorporated. Mr. Hultquist has transferred 16,735 shares, and Hultquist Capital has transferred 4,947 shares. Prudential Securities Incorporated is not specifically named in the prospectus.

          The table of selling stockholders included in the prospectus is supplemented with the following information, in order to include Prudential Securities Incorporated as a named Selling Stockholder:

                                                                NUMBER OF SHARES
  NAME OF SELLING       NUMBER OF SHARES        PERCENT OF       REGISTERED FOR
    SHAREHOLDER        BENEFICIALLY OWNED   OUTSTANDING SHARES    SALE HEREBY
    -----------        ------------------   ------------------    -----------
Prudential Securities        21,682            less than 1%          21,682
Incorporated